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                                                                   EXHIBIT T3A-9



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CRICKET HOLDINGS, INC.

         It is hereby certified that:

         1. The name of the corporation (hereinafter the "Corporation") is:

                             CRICKET HOLDINGS, INC.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article FIRST:

                  "FIRST: The name of the corporation (hereinafter the "Corporation") is:

                     CRICKET LICENSEE (NORTH CAROLINA) INC."

         4. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on April 28, 2000.

                                           /s/ Harvey P. White
                                           --------------------------
                                           Harvey P. White
                                           President

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                          CERTIFICATE OF INCORPORATION

                                       OF

                             CRICKET HOLDINGS, INC.

         The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

         The name of this corporation is Cricket Holdings, Inc.

II.

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

III.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

         A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one million two hundred thousand (1,200,000) shares. One million (1,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). Two hundred thousand (200,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001).

         B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the share of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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V.

         A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

         B. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

VI.

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, changes or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

         The name and mailing address of the Sole Incorporator is as follows:

                      NAME                       MAILING ADDRESS

                      JAMES E. HOFFMAN           10307 Pacific Center Court
                                                 San Diego, California 92121

IN WITNESS WHEREOF, this Certificate has been subscribed to this 24th day of August, 1998 by the undersigned who affirms that the statements made herein are true and correct.


                                                 /s/ James E. Hoffman
                                                 -------------------------------
                                                 JAMES E. HOFFMAN

                                                 Sole Incorporator